700 12th Street, NW

Washington, DC 20005

OneDoor Studios Entertainment Properties LLC

4320 Modoc Road, Suite F
Santa Barbara, CA 93110

February 15, 2023

To the Manager of OneDoor Studios Entertainment Properties LLC:

We are acting as counsel to OneDoor Studios Entertainment Properties LLC, a Delaware registered series limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement and the pre-qualification amendments cover the contemplated sale of a class of profits units (the “Profits Units”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the certificate of formation of the Company, its Amended and Restated Series Limited Liability Company Agreement, the Certificate of Registered Series of Limited Liability Company of each such Series, the Series Agreement of each such Series and the Series Designation of each such Series, as amended through the date hereof, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Profit Units of each Series being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, will be validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

SCHEDULE 1

Series Name	Class of Profits Units	Offering Price per Interest	Maximum Offering Size
OneDoor Studios Entertainment Properties LLC Series Calculated Sequels	Class A Profits Units	$100.00	$15,000,000